EXHIBIT 99.1

[AVANEX LOGO]

For immediate release

Avanex Receives Nasdaq Deficiency Notice Related to Minimum Bid Price Rule

FREMONT, Calif. – Sept. 12, 2005 — Avanex Corporation (NASDAQ: AVNX) today announced that it received a letter from The Nasdaq Stock Market on September 7, 2005 indicating that the company fails to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). The letter advised that the company has 180 calendar days, or until March 6, 2006, potentially extendable by an additional six months if the company transfers its securities to the Nasdaq SmallCap Market as described below, to regain compliance with the minimum bid price rule.

Avanex received the letter from Nasdaq because, for 30 consecutive business days, the bid price of Avanex’s common stock had closed below the minimum $1.00 per share required for continued listing under Marketplace Rule 4450(a)(5). If, at any time before March 6, 2006, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify Avanex that it complies with the listing requirements. If Avanex does not regain compliance by March 6, 2006, Nasdaq will send it a delisting notice. In that event, Avanex will be able to appeal the delisting notice to a Nasdaq Listing Qualifications Panel. Alternatively, the company may be granted an additional 180-day period, or until September 2, 2006, to regain compliance if it meets the requirements for initial listing (except for the minimum bid price requirement) and transfers its securities to the Nasdaq SmallCap Market.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, California. Avanex also maintains facilities in Erwin Park, N.Y.; Nozay, France; San Donato, Italy; Shanghai, China; and Bangkok, Thailand. An overview of the company will be available on our website at: www.avanex.com as of Tuesday September 13, 2005.

Contact Information:

Investor Relations:

Deborah Stapleton or Ellen Brook
650-470-0200
deb@stapleton.com or ellen@stapleton.com